Exhibit 10.7

Amendment to

2011-2013 and 2012-2014

Restricted Stock Agreement

Pursuant to the Symetra Financial Corporation Equity Plan

Symetra Financial Corporation and the undersigned Participant are parties to a Restricted Stock Agreement (“Agreement”) issued to Participant pursuant to the Symetra Financial Corporation Equity Plan. The parties hereto agree to amend the Agreement as follows:

Notwithstanding Section 2 of the Agreement, in the event of a termination of employment due to a Change in Control that entitles the Participant to severance under the Senior Executive Change in Control Plan, any unvested Restricted Stock shall be fully vested immediately prior to termination without Cause or Constructive Termination.

SECTION 3. Withholding, Section 83(b) Election, Consents and Legends. (a) Withholding. The Company shall be entitled to require, as a condition to the release of Restricted Stock that vests pursuant to this Agreement, that the Company may satisfy the obligation to pay all applicable withholding taxes relating thereto as determined by the Company by having the Company retain Shares upon the vesting of Restricted Stock to cover the amount of such withholding tax in an amount having a value determined by the Company equal to such withholding tax. The Company and each of its Affiliates shall have the right and are hereby authorized to withhold the amount (in cash or, in the discretion of the Committee, Shares, other securities, other awards or other property) of any applicable withholding taxes as determined by the Company in respect of the Restricted Stock and to take such other action as may be necessary in the discretion of the Committee to satisfy all obligations for the payment of such taxes.

Dated March 5, 2013

SYMETRA FINANCIAL CORPORATION

By	Christine Katzmar Holmes
Its	Senior Vice President

PARTICIPANT:

Name: